ABERCROMBIE & FITCH CO. REPORTS THIRD QUARTER RESULTS

Delivered flat net and comparable sales; Positive U.S. comps across all brands offset by soft International comps and foreign currency headwinds

New Albany, Ohio, November 26, 2019: Abercrombie & Fitch Co. (NYSE: ANF) today announced results for the third quarter ended November 2, 2019. These compare to results for the third quarter ended November 3, 2018. A description of the use of non-GAAP financial measures and a schedule reconciling GAAP financial measures to adjusted non-GAAP and constant currency financial measures accompanies this release.

A summary of results for the third quarter ended November 2, 2019:

•	Net sales of $863.5 million were approximately flat on a reported basis and up 1% on a constant currency basis as compared to last year.

•	Comparable sales were approximately flat against positive 3% comparable sales last year.

◦
Both Hollister and Abercrombie delivered positive U.S. comps, resulting in a total company U.S. comp of positive 3% against positive 6% last year. This was offset by international comps of negative 8% against negative 3% last year.

•	Gross profit rate of 60.1%, down 120 basis points on a reported basis and down 80 basis points on a constant currency basis as compared to last year.

•
Operating expense, excluding other operating income, of $504.7 million, which includes $13 million of asset impairment charges, was up 3% to last year. Operating expense as a percentage of sales deleveraged 150 basis points on a reported basis and was flat as a percentage of sales on an adjusted non-GAAP basis as compared to last year.

•
Operating income of $14.5 million as compared to $39.7 million last year on a reported basis. Operating income on an adjusted non-GAAP basis, which excludes pre-tax flagship store asset impairment charges this year and legal benefits last year was $24.9 million down from $36.7 million last year, reflecting the adverse impact of changes in foreign currency exchange rates of $5 million.

•	Operating income margin of 1.7%, down 290 basis points from last year on a reported basis. Operating income margin on an adjusted non-GAAP basis was 2.9%, down 140 basis points from last year.

•	Net income per diluted share of

◦	$0.10 as compared to $0.35 last year on a reported basis;

◦	$0.23 as compared to $0.33 last year on an adjusted non-GAAP basis; and

◦	$0.23 as compared to $0.27 last year on an adjusted non-GAAP constant currency basis.

Fran Horowitz, Chief Executive Officer, said “We achieved another quarter of constant currency revenue growth and positive U.S. comps across brands, while maintaining tight expense management. Continued U.S. momentum was offset by challenges across several of our key international markets as well as a complicated global operating environment, which weighed on overall results. Despite these challenges, we ended the quarter with a balanced inventory position and have seen good response to our new assortments as weather has turned more seasonal, giving us confidence in our product and messaging for the important holiday period.”

“While we are focused on the upcoming holiday season, we also continue to make progress against our long-term transformation initiatives including: delivering 34 new store experiences, keeping us on track for our goal of 85 for the year; continuing the global rollout of omni capabilities and new payment options; and building our customer and product-facing teams in the EMEA and APAC regions. These transformation initiatives, along with accelerating top line growth, are essential to achieving our 2020 profitability target.”

Details related to net income per diluted share for the third quarter are as follows:

	2019	2018
GAAP	$0.10	$0.35
Excluded items, net of tax effect (1)	(0.12)	0.02
Adjusted non-GAAP	$0.23	$0.33
Adverse impact from changes in foreign currency exchange rates (2)	—	(0.06)
Adjusted non-GAAP constant currency	$0.23	$0.27

(1)
Excluded items this year consist of certain pre-tax store asset impairment charges of $10.5 million related to certain of the company’s international Abercrombie & Fitch flagship stores and the tax effect of pre-tax excluded items. Excluded items last year consist of pre-tax benefits of $3.0 million related to certain legal matters, discrete net tax charges of $0.4 million related to the Tax Cuts and Jobs Act of 2017 and the tax effect of pre-tax excluded items.

(2)	The estimated impact from foreign currency is calculated by applying current period exchange rates to prior year results using a 27% tax rate.

Details related to sales for the third quarter are as follows:

(in thousands)	2019	2018	% Change	Comparable Sales (1)
Net sales by brand:
Hollister	$514,772	$515,125	0%	(2)%
Abercrombie (2)	348,700	346,069	1%	3%
Total company	$863,472	$861,194	0%	0%

Net sales by region:
United States	$583,593	$562,590	4%	3%
International	279,879	298,604	(6)%	(8)%
Total company	$863,472	$861,194	0%	0%

(1)
Constant currency financial measures exclude the impact from foreign currency by applying current period exchange rates to prior year results. Comparable sales are calculated on a constant currency basis. Refer to “REPORTING AND USE OF GAAP AND NON-GAAP MEASURES,” for further discussion on these non-GAAP financial metrics.

(2)	Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.

Capital Expenditures and Depreciation and Amortization
For the fiscal 2019 year-to-date period ended November 2, 2019:

•	Capital expenditures were $154.4 million as compared to $98.8 million last year.

•	Depreciation and amortization expense was $124.9 million as compared to $136.3 million last year.

Cash and Equivalents, Gross Borrowings and Inventories
As of November 2, 2019 the company had:

•	Cash and equivalents of $410.8 million as compared to $520.5 million last year.

•	Gross borrowings under the company’s term loan of $243.3 million, as compared to $253.3 million last year, reflecting a $10 million debt repayment during the third quarter of fiscal 2019.

•	Inventories of $590.9 million, an increase of approximately 3% over last year.

Dividends and Share Repurchases
As previously announced, on November 13, 2019 the Board of Directors declared a quarterly cash dividend of $0.20 per share on the Class A Common Stock of Abercrombie & Fitch Co., payable on December 16, 2019 to stockholders of record at the close of business on December 6, 2019.

In addition, the company repurchased approximately 4.0 million shares of its Class A Common Stock during the fiscal 2019 year-to-date period. At the end of the third quarter, the company had approximately 4.6 million shares remaining available for purchase under its publicly announced stock repurchase authorizations.

The company has returned $102.5 million to stockholders through share repurchases and dividends during the fiscal 2019 year-to-date period.

Fiscal 2019 Full Year Outlook
For fiscal 2019, the company expects:

•
Net sales to be in the range of flat to up 1%, driven by comparable sales and net new store contribution, partially offset by an adverse impact from changes in foreign currency exchange rates of approximately $40 million of which approximately $35 million has been reflected in year-to-date results.

•	Comparable sales to be in the range of flat to up 1%, against positive comparable sales of 3% last year.

•
Gross profit rate to be down approximately 100 basis points from the fiscal 2018 rate of 60.2%, reflecting a combined adverse impact of 40 basis points from changes in foreign currency exchange rates and anticipated China tariffs.

•
Operating expense, excluding other operating income, to be up in the range 2% to 3% from fiscal 2018 adjusted non-GAAP operating expense of $2.03 billion, reflecting second quarter flagship store exit charges of $45 million and third quarter asset impairment charges of $13 million.

•	Effective tax rate to be in the mid 20s.

•	Diluted weighted-average shares outstanding of approximately 66 million shares, excluding the effect of potential share buybacks.

•	Capital investments of approximately $200 million.

Fiscal 2019 Fourth Quarter Outlook
For the fourth quarter of fiscal 2019, the company expects:

•	Net sales to be in the range of flat to up 2%, reflecting an adverse impact from changes in foreign currency exchange rates of approximately $5 million.

•	Comparable sales to be in the range of flat to up 2%, against positive comparable sales of 3% last year.

•
Gross profit rate to be down approximately 150 basis points as compared to fiscal 2018 rate of 59.1%, reflecting a combined adverse impact of 70 basis points from changes in foreign currency exchange rates and anticipated China tariffs.

•	Operating expense, excluding other operating income, to be in the range of flat to up 2% from fiscal 2018 adjusted non-GAAP operating expense of $555 million.

•	Effective tax rate to be in the mid-to-upper 20s.

Estimated Impact of China Tariffs
As a reminder, in fiscal 2018 roughly 25% of the company’s merchandise received was sourced from China and imported into the U.S. and the outlooks above assume this figure will be approximately 16% for fiscal 2019. The outlooks provided above incorporate the estimated impact of tariffs imposed on merchandise imported from China into the U.S. in effect as of the end of the third quarter of fiscal 2019, which is based on a 25% rate for List 3 items and the starting rate of 15% for List 4 items. These tariffs are expected to have a direct adverse impact on cost of merchandise and gross profit of approximately $4 million and $5 million in the fourth quarter and the full year, respectively, and did not have a significant impact on third quarter results.

Conference Call
Today at 8:30 AM, ET, the company will conduct a conference call. To listen to the conference call, dial (800) 458-4121 or go to corporate.abercrombie.com. The international call-in number is (323) 794-2093. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 8657055 or through corporate.abercrombie.com. A presentation of third quarter results will be available in the “Investors” section at corporate.abercrombie.com at approximately 7:30 AM, ET, today.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements. The following factors, in addition to those disclosed in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019, and in A&F’s subsequently filed quarterly reports on Form 10-Q, in some cases have affected, and in the future could affect, the company’s financial performance and could cause actual results for fiscal 2019 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, could have a material adverse effect on our business, results of operations and liquidity; failure to anticipate customer demand and changing fashion trends and to manage our inventory commensurately could adversely impact our sales levels and profitability; our market share may be negatively impacted by increasing competition and pricing pressures from companies with brands or merchandise competitive with ours; fluctuations in foreign currency exchange rates could adversely impact our financial condition and results of operations; our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions that our stores are located in or around; the impact of war, acts of terrorism or civil unrest could have a material adverse effect on our operating results and financial condition; the expansion of our direct-to-consumer sales channels and omnichannel initiatives are significant components of our growth strategy, and the failure to successfully develop our position across all channels could have an adverse impact on our results of operations; our international growth strategy and ability to conduct business in international markets may be adversely affected by legal, regulatory, political and economic risks; failure to successfully implement our strategic plans could have a negative impact on our growth and profitability; failure to protect our reputation could have a material adverse effect on our brands; our business could suffer if our information technology systems are disrupted or cease to operate effectively; we may be exposed to risks and costs associated with cyber-attacks, data protection, credit card fraud and identity theft that would cause us to incur unexpected expenses and reputation loss; our reliance on DCs makes us susceptible to disruptions or adverse conditions affecting our supply chain; changes in the cost, availability and quality of raw materials, labor, transportation, and trade relations could cause manufacturing delays and increase our costs; we depend upon independent third parties for the manufacture and delivery of all our merchandise, and a disruption of the manufacture or delivery of our merchandise could result in lost sales and could increase our costs; we rely on the experience and skills of our senior executive officers and associates, the loss of whom could have a material adverse effect on our business; extreme weather conditions, including natural disasters, pandemic disease and other unexpected events, could negatively impact our facilities, systems and stores, as well as the facilities and systems of our vendors and manufacturers, which could result in an interruption to our business and adversely affect our operating results; fluctuations in our tax obligations and effective tax rate may result in volatility in our results of operations; our litigation exposure could have a material adverse effect on our financial condition and results of operations; failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets; changes in the regulatory or compliance landscape and compliance with changing regulations for accounting, corporate governance and public disclosure could adversely affect our business, results of operations and reported financial results; and, our Asset-Based Revolving Credit Agreement and our Term Loan Agreement include restrictive covenants that limit our flexibility in operating our business.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global specialty retailer of apparel and accessories for Men, Women and Kids through three renowned brands. For more than 125 years, the iconic Abercrombie & Fitch brand has outfitted innovators, explorers and entrepreneurs. Today, the brand reflects the updated attitude of the modern customer, while remaining true to its heritage of creating expertly crafted products with an effortless, American style. The Hollister brand epitomizes liberating the carefree spirit of an endless California summer for the teen market. abercrombie kids creates smart, playful apparel for children ages 5-14, celebrating the wide-eyed wonder of childhood.

The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style. The company operates over 850 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com and www.hollisterco.com.

Investor Contact:	Media Contact:

Pamela Quintiliano	Ian Bailey
Abercrombie & Fitch Co.	Abercrombie & Fitch Co.
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	November 2, 2019	% of Net Sales	November 3, 2018	% of Net Sales
Net sales	$863,472	100.0%	$861,194	100.0%
Cost of sales, exclusive of depreciation and amortization	344,541	39.9%	333,375	38.7%
Gross profit	518,931	60.1%	527,819	61.3%
Stores and distribution expense	377,697	43.7%	371,859	43.2%
Marketing, general and administrative expense	114,075	13.2%	117,181	13.6%
Flagship store exit charges	285	0.0%	—	0.0%
Asset impairment, exclusive of flagship store exit charges	12,610	1.5%	656	0.1%
Other operating income, net	(215)	0.0%	(1,557)	(0.2)%
Operating income	14,479	1.7%	39,680	4.6%
Interest expense, net	2,922	0.3%	2,857	0.3%
Income before income taxes	11,557	1.3%	36,823	4.3%
Income tax expense	3,987	0.5%	12,047	1.4%
Net income	7,570	0.9%	24,776	2.9%
Less: Net income attributable to noncontrolling interests	1,047	0.1%	857	0.1%
Net income attributable to Abercrombie & Fitch Co.	$6,523	0.8%	$23,919	2.8%

Net income per share attributable to Abercrombie & Fitch Co.:
Basic	$0.10		$0.36
Diluted	$0.10		$0.35

Weighted-average shares outstanding:
Basic	63,099		66,818
Diluted	63,911		68,308

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirty-nine Weeks Ended		Thirty-nine Weeks Ended
	November 2, 2019	% of Net Sales	November 3, 2018	% of Net Sales
Net sales	$2,438,522	100.0%	$2,434,507	100.0%
Cost of sales, exclusive of depreciation and amortization	976,868	40.1%	957,448	39.3%
Gross profit	1,461,654	59.9%	1,477,059	60.7%
Stores and distribution expense	1,110,656	45.5%	1,103,758	45.3%
Marketing, general and administrative expense	341,716	14.0%	365,961	15.0%
Flagship store exit charges	47,023	1.9%	3,808	0.2%
Asset impairment, exclusive of flagship store exit charges	14,987	0.6%	10,383	0.4%
Other operating income, net	(465)	0.0%	(4,551)	(0.2)%
Operating loss	(52,263)	(2.1)%	(2,300)	(0.1)%
Interest expense, net	4,908	0.2%	8,898	0.4%
Loss before income taxes	(57,171)	(2.3)%	(11,198)	(0.5)%
Income tax (benefit) expense	(16,931)	(0.7)%	8,358	0.3%
Net loss	(40,240)	(1.7)%	(19,556)	(0.8)%
Less: Net income attributable to noncontrolling interests	3,534	0.1%	2,839	0.1%
Net loss attributable to Abercrombie & Fitch Co.	$(43,774)	(1.8)%	$(22,395)	(0.9)%

Net loss per share attributable to Abercrombie & Fitch Co.:
Basic	$(0.67)		$(0.33)
Diluted	$(0.67)		$(0.33)

Weighted-average shares outstanding:
Basic	64,932		67,775
Diluted	64,932		67,775

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	November 2, 2019 (1)	February 2, 2019	November 3, 2018
Assets
Current assets:
Cash and equivalents	$410,775	$723,135	$520,523
Receivables	92,736	73,112	87,714
Inventories	590,883	437,879	572,173
Other current assets	86,275	101,824	109,888
Total current assets	1,180,669	1,335,950	1,290,298
Property and equipment, net	665,862	694,855	684,527
Operating lease right-of-use assets	1,223,512	—	—
Other assets	415,962	354,788	360,804
Total assets	$3,486,005	$2,385,593	$2,335,629

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$269,578	$226,878	$266,933
Accrued expenses	269,334	293,579	293,410
Short-term portion of operating lease liabilities	284,694	—	—
Short-term portion of deferred lease credits	—	19,558	19,465
Income taxes payable	13,728	18,902	10,360
Total current liabilities	837,334	558,917	590,168
Long-term liabilities:
Long-term portion of operating lease liabilities	$1,234,502	$—	$—
Long-term portion of borrowings, net	241,343	250,439	250,142
Long-term portion of deferred lease credits	—	76,134	79,667
Leasehold financing obligations	—	46,337	46,081
Other liabilities	178,460	235,145	235,281
Total long-term liabilities	1,654,305	608,055	611,171
Total Abercrombie & Fitch Co. stockholders’ equity	983,512	1,208,900	1,124,470
Noncontrolling interests	10,854	9,721	9,820
Total stockholders’ equity	994,366	1,218,621	1,134,290
Total liabilities and stockholders’ equity	$3,486,005	$2,385,593	$2,335,629

(1)
The company adopted the new lease accounting standard in the first quarter of fiscal 2019 using a modified retrospective transition method and elected the option to not restate comparative period financial statements.

Reporting and Use of GAAP and Non-GAAP Measures
The company believes that each of the non-GAAP financial measures presented are useful to investors as they provide a measure of the company’s operating performance excluding the effect of certain items which the company believes do not reflect its future operating outlook, such as certain asset impairment charges related to the company’s flagship stores, therefore supplementing investors’ understanding of comparability of operations across periods. Management used these non-GAAP financial measures during the periods presented to assess the company’s performance and to develop expectations for future operating performance. Non-GAAP financial measures should be used supplemental to, and not as an alternative to, the company’s GAAP financial results, and may not be calculated in the same manner as similar measures presented by other companies.

The company also provides certain financial information on a constant currency basis to enhance investors’ understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share effect from foreign currency is calculated using a 27% tax rate.

In addition, the company provides comparable sales, defined as the percentage year-over-year change in the aggregate of: (1) sales for stores that have been open as the same brand at least one year and whose square footage has not been expanded or reduced by more than 20% within the past year , with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation, and (2) direct-to-consumer sales with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation.

At times, the company may also refer to certain non-GAAP store-level metrics, including 4-wall operating margins. Store-level 4-wall operating margins exclude certain components of the company’s results of operations, including but not limited to, amounts related to marketing, depreciation and amortization related to home-office and IT assets, distribution center expense, direct-to-consumer expense, and other corporate overhead expenses that are considered normal operating costs as well as all asset impairment and flagship store exit charges. This measure also excludes certain product costs related to direct-to-consumer, wholesale, licensing and franchise operations as well as variances from estimated freight and import costs, and provisions for inventory shrink and lower of cost or net realizable value. In addition, this metric excludes revenue other than store sales and does not include gift card breakage. As such, store-level 4-wall operating margins is not indicative of the overall results of the company and does not accrue directly to the benefit of shareholders because of these exclusions. The company provides store-level 4-wall operating margins on occasion because it believes that it provides a meaningful supplement to the company’s operating results.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended November 2, 2019
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment, exclusive of flagship store exit charges (2)	$12,610	$10,468	$2,142
Operating income	14,479	(10,468)	24,947
Income before income taxes	11,557	(10,468)	22,025
Income tax expense (3)	3,987	(2,485)	6,472
Net income attributable to Abercrombie & Fitch Co.	$6,523	$(7,983)	$14,506

Net income per diluted share attributable to Abercrombie & Fitch Co.	$0.10	$(0.12)	$0.23
Diluted weighted-average shares outstanding:	63,911		63,911

(1)	“GAAP” refers to accounting principles generally accepted in the United States of America.

(2)	Excluded items consist of pre-tax store asset impairment charges of $10.5 million related to certain of the company’s international Abercrombie & Fitch flagship stores.

(3)	The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended November 3, 2018
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Marketing, general and administrative (2)	$117,181	$(3,005)	$120,186
Operating income	39,680	3,005	36,675
Income before income taxes	36,823	3,005	33,818
Income tax expense (3)	12,047	1,469	10,578
Net income attributable to Abercrombie & Fitch Co.	$23,919	$1,536	$22,383

Net income per diluted share attributable to Abercrombie & Fitch Co.	$0.35	$0.02	$0.33
Diluted weighted-average shares outstanding:	68,308		68,308

(1)	“GAAP” refers to accounting principles generally accepted in the United States of America.

(2)	Excluded items consist of pre-tax benefits of $3.0 million related to certain legal matters, which received final court approval and were paid in the fourth quarter of Fiscal 2018.

(3)
Excluded items consist of discrete net tax charges of $0.4 million related to the Tax Cuts and Jobs Act of 2017, and the tax effect of excluded items, calculated as the difference between the tax provision on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirty-nine Weeks Ended November 2, 2019
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment, exclusive of flagship store exit charges (2)	14,987	10,468	4,519
Operating loss	(52,263)	(10,468)	(41,795)
Loss before income taxes	(57,171)	(10,468)	(46,703)
Income tax benefit (3)	(16,931)	(2,485)	(14,446)
Net loss attributable to Abercrombie & Fitch Co.	$(43,774)	$(7,983)	$(35,791)

Net loss per diluted share attributable to Abercrombie & Fitch Co.	$(0.67)	$(0.12)	$(0.55)
Diluted weighted-average shares outstanding:	64,932		64,932

(1)	“GAAP” refers to accounting principles generally accepted in the United States of America.

(2)	Excluded items consist of pre-tax store asset impairment charges of $10.5 million related to certain of the company’s international Abercrombie & Fitch flagship stores.

(3)	The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirty-nine Weeks Ended November 3, 2018
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Marketing, general and administrative expense (2)	$365,961	$2,595	$363,366
Asset impairment, exclusive of flagship store exit charges (3)	10,383	8,671	1,712
Operating (loss) income	(2,300)	(11,266)	8,966
(Loss) income before income taxes	(11,198)	(11,266)	68
Income tax expense (4)	8,358	(719)	9,077
Net loss attributable to Abercrombie & Fitch Co.	$(22,395)	$(10,547)	$(11,848)

Net loss per diluted share attributable to Abercrombie & Fitch Co.	$(0.33)	$(0.16)	$(0.17)
Diluted weighted-average shares outstanding:	67,775		67,775

(1)	“GAAP” refers to accounting principles generally accepted in the United States of America.

(2)
Excluded items consist of pre-tax charges of $5.6 million and benefits of $3.0 million related to certain legal matters, which received final court approval and were paid in the fourth quarter of Fiscal 2018.

(3)	Excluded items consist of pre-tax store asset impairment charges of $8.7 million related to certain of the company’s international Abercrombie & Fitch flagship stores.

(4)
Excluded items consist of discrete net tax charges of $2.4 million related to the Tax Cuts and Jobs Act of 2017, and the tax effect of excluded items, calculated as the difference between the tax provision on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Financial Measures
Thirteen Weeks Ended November 2, 2019
(in thousands, except change in net sales, gross profit rate, operating margin and per share data)
(Unaudited)

	2019	2018	% Change
Net sales
GAAP (1)	$863,472	$861,194	0%
Adverse impact from changes in foreign currency exchange rates (2)	—	(8,302)	1%
Non-GAAP constant currency basis	$863,472	$852,892	1%

Gross profit	2019	2018	BPS Change (3)
GAAP (1)	$518,931	$527,819	(120)
Adverse impact from changes in foreign currency exchange rates (2)	—	(8,531)	40
Non-GAAP constant currency basis	$518,931	$519,288	(80)

Operating income	2019	2018	BPS Change (3)
GAAP (1)	$14,479	$39,680	(290)
Excluded items (4)	(10,468)	3,005	(150)
Adjusted non-GAAP	$24,947	$36,675	(140)
Adverse impact from changes in foreign currency exchange rates (2)	—	(5,406)	60
Adjusted non-GAAP constant currency basis	$24,947	$31,269	(80)

Net income per diluted share attributable to Abercrombie & Fitch Co.	2019	2018	$ Change
GAAP (1)	$0.10	$0.35	$(0.25)
Excluded items, net of tax (4)	(0.12)	0.02	(0.14)
Adjusted non-GAAP	$0.23	$0.33	$(0.10)
Adverse impact from changes in foreign currency exchange rates (2)	—	(0.06)	0.06
Adjusted non-GAAP constant currency basis	$0.23	$0.27	$(0.04)

(1)	“GAAP” refers to accounting principles generally accepted in the United States of America.

(2)
The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share estimated impact from foreign currency is calculated using a 27% tax rate.

(3)	The estimated basis point change has been rounded based on the percentage change.

(4)
Excluded items this year consist of pre-tax flagship store asset impairment charges of $10.5 million related to certain of the company’s international Abercrombie & Fitch flagship stores, and the tax effect of excluded items. Excluded items last year consist of pre-tax benefits of $3.0 million related to certain legal matters, discrete net tax charges of $0.4 million related to the Tax Cuts and Jobs Act of 2017, and the tax effect of excluded items. The tax effect of excluded items is calculated as the difference between the tax provision on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Store Count Activity

	Thirteen Weeks Ended November 2, 2019
	Hollister (1)		Abercrombie (2)		Total
	United States	International	United States	International	United States	International
August 3, 2019	395	152	268	48	663	200
New	5	2	9	2	14	4
Closed	—	—	—	—	—	—
November 2, 2019	400	154	277	50	677	204

	Thirty-nine Weeks Ended November 2, 2019
	Hollister (1)		Abercrombie (2)		Total
	United States	International	United States	International	United States	International
February 2, 2019	393	149	270	49	663	198
New	10	5	10	2	20	7
Closed	(3)	—	(3)	(1)	(6)	(1)
November 2, 2019	400	154	277	50	677	204

(1)
Locations with Gilly Hicks carveouts within Hollister stores are represented as a single store count. Excludes nine international franchise stores as of each of November 2, 2019 and August 3, 2019 and eight as of February 2, 2019. Excludes 10 U.S. company operated temporary stores as of November 2, 2019 and six as of August 3, 2019.

(2)
Abercrombie includes the company's Abercrombie & Fitch and abercrombie kids brands. Locations with abercrombie kids carveouts within Abercrombie & Fitch stores are represented as a single store count. Excludes seven international franchise stores as of each of November 2, 2019, August 3, 2019 and February 2, 2019. Excludes seven U.S. company operated abercrombie kids temporary stores as of November 2, 2019 and four as of August 3, 2019.